Registration No. 333-

As filed with the Securities and Exchange Commission on November 1, 2010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

CHRISTOPHER & BANKS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	06-1195422 (I.R.S. Employer Identification No.)

2400 Xenium Lane North
Plymouth, Minnesota 55441
(Address of principal executive offices,
including zip code)

SECOND AMENDED AND RESTATED CHRISTOPHER & BANKS CORPORATION
2005 STOCK INCENTIVE PLAN

SECOND AMENDED AND RESTATED CHRISTOPHER & BANKS CORPORATION
2006 EQUITY INCENTIVE PLAN FOR NON-EMPLOYEE DIRECTORS
(Full title of the plans)

Luke R. Komarek, Esq.
Senior Vice President, General Counsel and Corporate Secretary
Christopher & Banks Corporation
2400 Xenium Lane North
Plymouth, Minnesota 55441
(763) 551-5000
(Name, address and telephone number,
 including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01 per share	2,500,000 shares	$5.88	$14,700,000	$1,049

(1)          The number of shares being registered represents the aggregate number of shares of common stock of Christopher & Banks Corporation issuable under the Second Amended and Restated Christopher & Banks Corporation 2005 Stock Incentive Plan (the “2005 Plan”) and the Second Amended and Restated Christopher & Banks Corporation 2006 Equity Incentive Plan for Non-Employee Directors (the “2006 Plan” and, together with the 2005 Plan, the “Plans”) as follows: 2,000,000 shares under the 2005 Plan and 500,000 shares under the 2006 Plan.  Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional shares of Christopher & Banks Corporation common stock that may be granted under the Plans to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)          Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h)(1) and (c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of Christopher & Banks Corporation common stock as reported by the New York Stock Exchange on October 28, 2010.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                           Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”) by Christopher & Banks Corporation (“we,” “us,” “our” or “Christopher & Banks”), are incorporated by reference in this registration statement:

(a)                                  Our Annual Report on Form 10-K for the year ended February 27, 2010;

(b)                                 Our Quarterly Reports on Form 10-Q for the quarters ended May 29, 2010 and August 28, 2010;

(c)                                  Our Current Reports on Form 8-K filed on March 15, 2010; May 4, 2010 (except as to Item 7.01 thereof), as amended on May 27, 2010; July 16, 2010, August 2, 2010 and October 22, 2010; and

(d)                                 The description of our common stock contained in any registration statement or report filed by us under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of the filing of such documents.

Item 4.                                                           Description of Securities.

Not applicable

Item 5.                                                           Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                                           Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, as amended, provides that, under certain circumstances, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

The Eighth Article of our Second Restated Certificate of Incorporation provides that a director will not be liable to Christopher & Banks or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except for liability: (1) for any breach of the director’s duty of loyalty to Christopher & Banks or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under the Delaware statutory provision making directors personally liable for unlawful payment of dividends or unlawful stock repurchases or redemptions, or (4) for any transaction from which the directors derived an improper personal benefit.

The Ninth Article of our Second Restated Certificate of Incorporation provides that our officers and directors will be indemnified to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended, and Article V, Section 2 of our Fifth Amended and Restated By-Laws provides that our officers and directors will be indemnified to the full extent permitted by law.

We maintain directors’ and officers’ liability insurance which covers certain liabilities and expenses of our directors and officers and covers Christopher & Banks for reimbursement of payments to directors and officers in respect of such liabilities and expenses.

We enter into indemnification agreements with each of our directors and certain of our officers.  The indemnification agreements provide that we shall, subject to certain exceptions, indemnify and pay or advance the costs of defense of a director or officer who is made or threatened to be made a party to a proceeding by reason of their former or present official capacities with Christopher & Banks or our subsidiaries.

Item 7.                                                           Exemption from Registration Claimed.

Not applicable.

Item 8.                                                           Exhibits.

4.1	Second Restated Certificate of Incorporation of Christopher & Banks Corporation.

4.2	Fifth Amended and Restated By-Laws of Christopher & Banks Corporation.

4.3

Form of certificate for shares of common stock of Christopher & Banks Corporation (incorporated by reference to Exhibit 4.1 to Christopher & Banks Corporation’s Quarterly Report on Form 10-Q for the quarter ended August 28, 2010).

4.4

Second Amended and Restated Christopher & Banks Corporation 2005 Stock Incentive Plan (effective July 27, 2010) (incorporated by reference to Exhibit 10.2 to Christopher & Banks Corporation’s Current Report on Form 8-K filed on August 2, 2010).

4.5

Second Amended and Restated Christopher & Banks Corporation 2006 Equity Incentive Plan for Non-Employee Directors (effective July 27, 2010) (incorporated by reference to Exhibit 10.1 to Christopher & Banks Corporation’s Current Report on Form 8-K filed on August 2, 2010).

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP.

24.1	Power of Attorney.

Item 9.                                                           Undertakings.

(a)                                  The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth, State of Minnesota, on November 1, 2010.

CHRISTOPHER & BANKS CORPORATION

By:	/s/ Larry C. Barenbaum
Larry C. Barenbaum
Interim Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 1, 2010.

	Signature	Title

	/s/ Larry C. Barenbaum	Interim Chief Executive Officer, Chairman and Director
	Larry C. Barenbaum	(principal executive officer)

	/s/ Michael J. Lyftogt	Vice President, Finance, Chief Accounting Officer
	Michael J. Lyftogt	and Interim Chief Financial Officer (principal financial and accounting officer)

	*	Director
Martin L. Bassett

	*	Director
Mark A. Cohn

	*	Director
Robert Ezrilov

	*	Director
James J. Fuld, Jr.

	*	Director
Anne L. Jones

	*	Director
Paul L. Snyder

*By:	/s/ Luke R. Komarek
Luke R. Komarek
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1	Second Restated Certificate of Incorporation of Christopher & Banks Corporation.

4.2	Fifth Amended and Restated By-Laws of Christopher & Banks Corporation.

4.3

Form of certificate for shares of common stock of Christopher & Banks Corporation (incorporated by reference to Exhibit 4.1 to Christopher & Banks Corporation’s Quarterly Report on Form 10-Q for the quarter ended August 28, 2010).

4.4

Second Amended and Restated Christopher & Banks Corporation 2005 Stock Incentive Plan (effective July 27, 2010) (incorporated by reference to Exhibit 10.2 to Christopher & Banks Corporation’s Current Report on Form 8-K filed on August 2, 2010).

4.5

Second Amended and Restated Christopher & Banks Corporation 2006 Equity Incentive Plan for Non-Employee Directors (effective July 27, 2010) (incorporated by reference to Exhibit 10.1 to Christopher & Banks Corporation’s Current Report on Form 8-K filed on August 2, 2010).

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP.

24.1	Power of Attorney.